EXHIBIT 11

                         NORTHWEST NATURAL GAS COMPANY

                Statement Re:  Computation of Per Share Earnings
                     (Thousands, except per share amounts)
                                  (Unaudited)

                                          12 Months Ended December 31
                                          ---------------------------
                                           1994       1993     1992
                                           ----       ----     ----
Earnings Applicable to Common Stock      $32,478   $34,159   $13,215

    Preference Stock Dividends               119       155       168
    Debenture Interest Less Taxes            534       572       598
                                         -------   -------   -------
Net Income Available for Fully-Diluted
 Common Stock                            $33,131   $34,886   $13,981
                                         =======   =======   =======

Average Common Shares Outstanding         13,295    13,074    11,909

    Stock Options                             18        24        25
    Convertible Preference Stock              83       108       116
    Convertible Debentures                   405       433       446
                                         -------    ------    ------
Fully-Diluted Common Shares               13,801    13,639    12,496
                                         =======    ======    ======
Fully-Diluted Earnings Per Share
 of Common Stock                           $2.40     $2.56     $1.12
                                           =====     =====     =====


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each year. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.